UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2025

STAAR Surgical Company

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25510 Commercentre Drive Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

626-303-7902

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	STAA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 7, 2025, STAAR Surgical Company (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated August 4, 2025 (the “Merger Agreement” and as amended by the Amendment, the “Amended Merger Agreement”), with Alcon Research, LLC (“Alcon”) and Rascasse Merger Sub, Inc. (“Merger Sub”).

The Amendment provides that from November 7, 2025 until 11:59 p.m. (Eastern Time) on December 6, 2025 (the “go-shop period”), the Company may solicit, facilitate and encourage (including by furnishing non-public information) any Acquisition Proposals (as defined in the Amended Merger Agreement) from third parties and engage in discussions or negotiations regarding any such proposals. The Amendment further provides that at the end of the go-shop period, the non-solicitation restrictions in the Amended Merger Agreement will become applicable, but the Company may solicit, negotiate and facilitate proposals from any third party who has submitted a written proposal that the Company’s board of directors determines in good faith, after consultation with financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to or result in a Superior Offer (as defined in the Merger Agreement). At the end of the go-shop period, the Company must notify Alcon of any Acquisition Proposals received during the go-shop period that remain pending following the expiration of the go-shop period, but the Company is not required during the go-shop period to notify Alcon of any proposals it receives.

In addition, the Amendment provides that, prior to terminating the Amended Merger Agreement pursuant to Section 8.1(e) in order to accept a Superior Offer, the Company must, among other things, give Alcon prior written notice of its intent to terminate at least four (4) business days prior to such termination. However, the Company will not be required to negotiate with Alcon, and Alcon will not have a right to “match” such Superior Offer. In the event that the Termination Fee (as defined in the Amended Merger Agreement) becomes payable by the Company to Alcon (i) pursuant to Section 8.3(b)(i) as a result of a termination by the Company in order to accept a Superior Proposal from a Qualified Bidder, (ii) pursuant to Section 8.3(b)(ii) as a result of a termination by Alcon in response to a Company Adverse Recommendation Change (as defined in the Amended Merger Agreement) with respect to a Superior Offer from a Qualified Bidder or (iii) pursuant to Section 8.3(b)(iii) as a result of a termination in specified circumstances where the Company subsequently (within twelve (12) months of such termination) enters into a definitive agreement with respect to a qualifying Acquisition Proposal (and such transaction is subsequently consummated), the Termination Fee shall be $0.

A “Qualified Bidder” is defined in the Amended Merger Agreement as a person or group of persons that has made an Acquisition Proposal during the go-shop period (provided that such Acquisition Proposal did not result from a breach of Section 5.4 of the Amended Merger Agreement) that, prior to the termination or expiration of the go-shop period, the Company’s board of directors has concluded in good faith (after consultation with its outside legal counsel and its financial advisor) either constitutes or could reasonably be expected to lead to or result in a Superior Offer and has notified Alcon in writing of such determination prior to the expiration of the go-shop period; provided, however, that any such person (or group of persons) will immediately cease to be a Qualified Bidder immediately upon the expiration in accordance with its terms, or withdrawal (but not, for the avoidance of doubt, a modification), of any Acquisition Proposal submitted by such person (or group of persons).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. A copy of the Amendment has been included to provide investors with information regarding its terms and is not intended to provide any factual information about the Company, Alcon or Merger Sub.

Item 8.01.	Other Events.

In connection with the Amendment, on November 7, 2025, the Company issued a press release announcing that the special meeting of Company stockholders to vote upon, among other things, a proposal to adopt the Merger Agreement, which was previously postponed to December 3, 2025, has been further postponed to December 19, 2025 at 8:30 a.m. Pacific Time. The record date for the meeting remains the close of business on October 24, 2025. Company stockholders who hold shares as of the record date will be eligible to vote those shares at the special meeting on December 19, 2025. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated November 7, 2025, between STAAR Surgical Company, Alcon Research, LLC and Rascasse Merger Sub, Inc.

99.1	Press Release, dated November 7, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving the Company. In connection with the proposed transaction, the Company has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) on September 16, 2025. The Proxy Statement was first sent to Company stockholders on September 16, 2025 and was thereafter supplemented. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, the Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the Proxy Statement, the definitive proxy statement for the Company’s 2025 Annual Meeting of Stockholders (the “Annual Proxy Statement”), which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-0250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by the Company with the SEC. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by the Company’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

The information covered by this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this communication that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Alcon merger agreement or could cause the consummation of the proposed transaction to be delayed or to fail to occur; (2) the failure to obtain approval of the proposed transaction from the Company’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of the Company to meet expectations regarding the timing and completion of the transaction; (7) the possibility that no alternative proposals will be received during the go-shop period, or that any such alternative proposals are not determined by the Company’s board to be superior to the Alcon merger; (8) the outcome of any legal proceedings that may be instituted against the Company related to the proposed transaction; (9) the possibility that the Company’s stock price may decline significantly if the proposed transaction is not consummated; and (10) other important factors set forth in the Proxy Statement under the caption “Risk Factors” and the Company’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

Date: November 7, 2025	By:	/s/ Stephen C. Farrell
	Name:	Stephen C. Farrell
	Title:	Chief Executive Officer

Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of November 7, 2025 (this “Amendment”), to the Agreement and Plan of Merger, dated as of August 4, 2025 (the “Agreement”), is by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and STAAR Surgical Company, a Delaware corporation (the “Company”). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, on August 4, 2025, the parties entered into the Agreement, pursuant to which, among other things, and subject to the terms and conditions therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent; and

WHEREAS, pursuant to and in accordance with Section 9.1 of the Agreement, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

(a) The proviso at the end of the first sentence of Section 5.3(a) of the Agreement is hereby amended and restated as follows:

“provided, that the Company shall convene and hold the Stockholder Meeting as promptly as practicable after the termination or expiration of the Go-Shop Period.”

(b) The end of the second sentence of Section 5.3(a) of the Agreement from and after clause (v) is hereby amended and restated as follows:

“(v) if required by applicable Legal Requirements or (vi) if the Board of Directors has determined in good faith, in consultation with financial advisors and outside legal counsel, that an Acquisition Proposal (which Acquisition Proposal has not been withdrawn prior to such adjournment or postponement) constitutes or could reasonably be expected to lead to a Superior Offer; provided that (x) any postponement or adjournment (except pursuant to the foregoing clause (vi)) that would require the setting of a new record date shall require the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of both Parent and the Company, and (y) the Stockholder Meeting will not be postponed or adjourned beyond the date that is six (6) Business Days prior to the End Date without the prior written consent of Parent. The Parties have agreed to postpone the Stockholder Meeting to December 19, 2025, and for the avoidance of doubt, the prior adjournment of the Stockholder Meeting from October 23, 2025 to November 6, 2025 and the subsequent postponements to December 3, 2025 and December 19, 2025, shall not count towards the two (2) postponements or adjournments permitted by the preceding sentence.”

(c) Section 5.4 of the Agreement is hereby amended and restated in its entirety as follows:

“5.4 No Solicitation; Go-Shop.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit any Acquired Corporation from complying with its obligations to provide information to Parent in accordance with this Section 5.4 and Section 6.1.

(b) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on November 7, 2025 and continuing until 11:59 p.m. (Eastern time) on December 6, 2025 (such period, the “Go-Shop Period”), the Acquired Corporations and their respective Representatives (which, for purposes of this Section 5.4, shall include potential equity and debt financing sources) shall have the right to, directly or indirectly: (i) solicit, seek, initiate, facilitate, assist or encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries, offers or proposals regarding any Acquisition Proposal, including by way of furnishing or providing access to any Person to any non-public information of or relating to any Acquired Corporation or its business, properties, assets, books, records and other non-public information, and access to the personnel of any Acquired Corporation, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within one (1) Business Day) provide to Parent or its Representatives, or provide Parent or its Representatives access to (substantially concurrently in the case of written information) when provided to any such other Person, any such material non-public information with respect to the Acquired Corporations furnished to such Person(s) that was not previously furnished or made available to Parent or its Representatives; and (ii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons or group or its Representatives with respect to any Acquisition Proposal or any inquiries, offers or proposals regarding any Acquisition Proposal. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the expiration of the Go-Shop Period, the Company shall provide to Parent (x) an unredacted copy of any written Acquisition Proposal made by a Qualified Bidder (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) still pending and not withdrawn and a summary of any unwritten material terms and conditions thereof, and (y) the name(s) of the Qualified Bidder making such Acquisition Proposal.

(c) Except as permitted by this Section 5.4, from and after the expiration of the Go-Shop Period until the earlier of the Effective Time and the valid termination of this Agreement (the “No-Shop Period”), the Acquired Corporations shall not, and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly (other than with respect to any Person that is then a Qualified Bidder, to which the restrictions in clauses (i), (ii)(A) and (ii)(B) of this Section 5.4(c) and clause (i) of Section 5.4(d) shall not apply) (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion) or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.4(d)); or (iii) waive or release any Person from, intentionally forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. In furtherance of the foregoing, promptly following (and no later than one (1) Business Day after) the expiration of the Go-Shop Period, the Company shall (1) request that each such Person or group and its representatives (other than Parent and its representatives, and other than any Qualified Bidder and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s or group’s consideration of an Acquisition Proposal, promptly return or destroy all non-public information furnished to such Person or group by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement in accordance with the applicable confidentiality agreement and (2) promptly terminate all physical and electronic data room access for such Persons or group and their representatives to diligence or other non-public information regarding the Company or any of its Subsidiaries.

(d) Notwithstanding anything to the contrary contained in this Agreement, if at any time during the No-Shop Period and prior to the Company Stockholder Approval, any Acquired Corporation or any of their Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons (other than a Qualified Bidder), which Acquisition Proposal was made or renewed on or after the commencement of the No-Shop Period, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the existence of the provisions of this Section 5.4 and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall as promptly as practicable (and in any event within one (1) Business Day) provide to Parent any material non-public information concerning the Acquired Corporations that is provided to any Person (including any Qualified Bidder) to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. Within one (1) Business Day after the Board of Directors makes a determination contemplated by the foregoing clause (ii) with respect to an Acquisition Proposal (including any Acquisition Proposal made by a Qualified Bidder), the Company shall provide written notice to Parent of such determination of the Board of Directors described in the preceding clause (ii), together with the identity of such Person or group making such Acquisition Proposal.

(e) During the No-Shop Period, the Company shall (i) promptly (and in any event within one (1) Business Day after the receipt thereof) notify Parent if any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, is received by any Acquired Corporation and provide to Parent (x) an unredacted copy of any such written Acquisition Proposal, inquiry, proposal or offer (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any unwritten material terms and conditions thereof, and (y) the name(s) of the Person or group of Persons making such written Acquisition Proposal, inquiry, proposal or offer, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such Acquisition Proposal on a prompt basis (and in any event within one (1) Business Day of such material development, discussion or negotiation).

(f) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that this Section 5.4(f) shall not permit the Board of Directors to make a Company Adverse Recommendation Change, except to the extent permitted by Section 6.1(b).

(g) The Company agrees that in the event any (i) Acquired Corporation, (ii) director or officer of the Company (acting in its capacity as such on behalf of the Company) or (iii) financial, investor relations or legal advisor to the Company acting at the direction of, or on behalf of, a director or officer of an Acquired Corporation, in each case takes any action that, if taken by the Company, would constitute a breach of this Section 5.4, the Company shall be deemed to be in breach of this Section 5.4.”

(d) Section 6.1 of the Agreement is hereby amended and restated in its entirety as follows:

“6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), during the Pre-Closing Period, neither the Board of Directors nor any committee thereof shall (i)(A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (ii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement, or similar Contract with respect to any Acquisition Proposal (excluding an Acceptable Confidentiality Agreement in accordance with Section 5.4(d)), (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (which request may be made once per applicable public Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal), or (iv) fail to recommend against acceptance of any tender offer or exchange offer that is publicly commenced for the Shares within ten (10) Business Days after Parent so requests in writing (which request may be made once per applicable public Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal) (any action described in the foregoing clauses (i) through (iv), a “Company Adverse Recommendation Change”); provided that, for the avoidance of doubt, any determination or action by the Board of Directors or any committee thereof to the extent permitted by Section 5.4 or this Section 6.1 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 6.1 and shall not, unless a Company Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(d); and provided, further, for the avoidance of doubt, that any change in the unanimity of any determination, recommendation, approval or declaration made by the Board of Directors shall not constitute a Company Adverse Recommendation Change (provided, that the Company shall deliver prompt written notice to Parent of any such change in unanimity).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval:

(i) if any Acquired Corporation has received after the date of this Agreement a written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) solely if such Acquisition Proposal did not result from a material breach of Section 5.4, the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case under clauses (x) and (y), if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements (it being understood that any such determination in and of itself shall not be deemed a Company Adverse Recommendation Change), and (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), which notice shall include the material terms and conditions of the applicable Acquisition Proposal, an unredacted copy of any such written Acquisition Proposal and the identity of the Person making such Acquisition Proposal, at least four (4) Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”, and such period, the “Notice Period”) (which notice shall not constitute a Company Adverse Recommendation Change or termination). Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and shall require a new Determination Notice for each such material amendment; provided, that references to four (4) Business Days shall be deemed to be two (2) Business Days, such that the new Notice Period shall be two (2) Business Days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements (it being understood that any such determination in and of itself shall not be deemed a Company Adverse Recommendation Change), (B) the Company shall have given Parent a Determination Notice, specifying in reasonable detail the facts and circumstances for such potential Company Adverse Recommendation Change, at least four (4) Business Days prior to making any such Company Adverse Recommendation Change and, if requested in writing by Parent, during such four (4) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary, and (C) (1) the Company shall have given Parent the four (4) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (2) after considering in good faith the proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements.”

(e) The reference to “Section 5.4(e)” in Section 6.8 of the Agreement is hereby amended to refer to “Section 5.4(f)”.

(f) Exhibit A of the Agreement is hereby amended by adding references to the definitions of “Go-Shop Period” and “No-Shop Period” and the corresponding sections.

(g) The definition of “Qualified Bidder” in Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

““Qualified Bidder” means a Person or group of Persons that has made an Acquisition Proposal during the Go-Shop Period (provided that such Acquisition Proposal did not result from a breach of Section 5.4) that, prior to the termination or expiration of the Go-Shop Period, the Board of Directors has concluded in good faith (after consultation with its outside legal counsel and its financial advisor) either constitutes or could reasonably be expected to lead to or result in a Superior Offer and has notified Parent in writing of such determination prior to the expiration of the Go-Shop Period; provided, however, that any such Person (or group of Persons) shall immediately cease to be a Qualified Bidder (and all provisions of this Agreement that apply to Qualified Bidders in their capacity as such shall cease to apply with respect to such Person (or group of Persons)) immediately upon the expiration in accordance with its terms, or withdrawal (but not, for the avoidance of doubt, a modification), of any Acquisition Proposal submitted by such Person (or group of Persons).”

(h) The definition of “Termination Fee” in Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

““Termination Fee” shall mean a cash amount equal to $43,425,000; provided that in the event the Termination Fee becomes payable (x) pursuant to Section 8.3(b)(i) as a result of a termination of this Agreement by the Company pursuant to Section 8.1(e) with respect to a Superior Offer from a Qualified Bidder, (y) pursuant to Section 8.3(b)(ii) as a result of a termination of this Agreement by Parent pursuant to Section 8.1(d) in response to a Company Adverse Recommendation Change with respect to a Superior Offer from a Qualified Bidder or (z) pursuant to Section 8.3(b)(iii), then in the case of any of the immediately preceding clauses (x), (y) or (z), the Termination Fee shall be $0.”

(i) The definition of “Window Shop End Time” in Exhibit A of the Agreement is hereby amended by deleting such definition in its entirety.

2. References to and Effect on the Agreement. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and all documents delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby. Each reference in the Agreement to “the date hereof,” “the date of this Agreement,” or words of like import shall mean and be a reference to August 4, 2025. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms, and the Agreement, as amended hereby, is hereby confirmed and ratified in all respects. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties under the Agreement or any of the documents delivered in connection with the Agreement.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Amendment. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

4. Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger effective as of the date first above written.

Alcon Research, LLC

By:	/s/ David Endicott
Name: David Endicott
Title: Chief Executive Officer and President

Rascasse Merger Sub, Inc.

By:	/s/ David Endicott
Name: David Endicott
Title: Chief Executive Officer and President

STAAR Surgical Company

By:	/s/ Stephen C. Farrell
Name: Stephen C. Farrell
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Exhibit 99.1

STAAR Surgical Announces Amendments to Alcon Merger Agreement

30-Day Go-Shop Period to Actively Solicit Other Third-Party Proposals

No Termination Fee Payable to Alcon if STAAR Terminates Merger Agreement to Accept a Superior Proposal from a Qualified Bidder

Alcon Waives All Matching Rights for Third-Party Proposals

Alcon Waives Information Rights During the Go Shop Period

Alcon to Engage with STAAR Stockholders to Solicit Support in Favor of the Merger Proposal

STAAR Special Meeting of Stockholders Postponed to December 19, 2025 to Provide Time for Third-Party Proposals

LAKE FOREST, Calif, November 7, 2025 – STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today announced that the Company has agreed with Alcon Inc. (SIX/NYSE: ALC) to amend their merger agreement to allow proactive solicitation by STAAR of third-party proposals to maximize value for all STAAR stockholders.

The amended agreement includes:

•

A new 30-day go-shop period: The new go-shop period enables STAAR to proactively solicit third-party proposals through December 6, 2025, while also protecting the offer that Alcon has agreed to provide under the merger agreement. During the go-shop period, STAAR and its financial advisor plan to contact parties to invite interest in an alternative transaction to the Alcon merger. STAAR welcomes proposals from any interested party, even if not contacted by STAAR or its advisor.

•	No matching rights for third-party proposals: Alcon has agreed to give up any matching rights should a superior proposal be made during the go-shop period.

•	Limited information rights: Until the end of the go-shop period, STAAR is not required to notify Alcon regarding any bids it receives, further fostering a fair and open go-shop process.

•

No termination fee payable by STAAR: STAAR is not required to pay a termination fee to Alcon if STAAR terminates the amended merger agreement to accept a superior proposal from a qualified bidder or if Alcon terminates because the STAAR board changes its recommendation with respect to a superior proposal from a qualified bidder, which further incentivizes any interested third party to submit a proposal.

Stephen Farrell, CEO of STAAR, said, “The STAAR Board continues to be committed to maximizing stockholder value. This go-shop has provisions that encourage all potential buyers to come forward to provide their updated perspectives on valuation based on our most recent financial results and business trends. This go-shop process will either produce a superior proposal or it will validate the merits of our proposed merger with Alcon. Either way, STAAR stockholders win.”

Mr. Farrell continued, “We look forward to continuing our dialogue with our stockholders during this period. In addition, we are pleased that Alcon has committed to begin engaging with STAAR stockholders and proxy advisory firms to understand their perspectives on valuation and other aspects of the Alcon merger proposal.”

Special Meeting of Stockholders

In connection with the amended merger agreement and new 30-day go-shop provision, STAAR has postponed the Special Meeting of Stockholders to vote on the Alcon merger proposal until after the go-shop period has expired. The Special Meeting was previously scheduled to be held on December 3, 2025 at 8:30 a.m. Pacific Time. STAAR has postponed the Special Meeting to December 19, 2025 at 8:30 a.m. Pacific Time. STAAR stockholders of record as of the close of business on October 24, 2025 will be entitled to vote at the Special Meeting. STAAR will be providing a new notice of the Special Meeting to such stockholders in advance of the December 19, 2025 Special Meeting.

Stockholders with questions about voting their shares should contact STAAR’s proxy solicitor, Innisfree M&A Incorporated, toll-free at +1 877-750-8233. Banks and brokerage firms, please call +1 212-750-5833.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving STAAR. In connection with the proposed transaction, STAAR has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including STAAR’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), on September 16, 2025. The Proxy Statement was first sent to STAAR stockholders on September 16, 2025, and was thereafter supplemented. This communication is not a substitute for the Proxy Statement or any other document that STAAR may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF STAAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED

OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting STAAR’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, STAAR and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of STAAR’s common stock in connection with the proposed transaction. Information about the directors and executive officers of STAAR and their ownership of STAAR’s common stock is set forth in the Proxy Statement, the definitive proxy statement for STAAR’s 2025 Annual Meeting of Stockholders (the “Annual Proxy Statement”), which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-0250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by STAAR with the SEC. To the extent holdings of such participants in STAAR’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by STAAR’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

The information covered by this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this communication that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Alcon merger agreement or could cause the consummation of the proposed transaction to be delayed or to fail to occur; (2) the failure to obtain approval of the proposed transaction from STAAR’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from STAAR’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of STAAR to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of STAAR to meet expectations regarding the timing and completion of the transaction; (7) the possibility that no alternative proposals will be received during the go-shop period, or that any such alternative proposals are not determined by the STAAR board to be superior to the Alcon merger; (8) the outcome of any legal proceedings that may be instituted against STAAR related to the proposed transaction; (9) the possibility that STAAR’s stock price may decline significantly if the proposed transaction is not consummated; and (10) other important factors set forth in the Proxy Statement under the caption “Risk Factors” and STAAR’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in STAAR’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, STAAR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

STAAR Contacts:

Niko Liu, CFA

United States: +1 626-303-7902 (ext 3023)

Hong Kong: +852-6092-5076

nliu@staar.com

investorrelations@staar.com

Connie Johnson

+1 626-303-7902 (ext 2207)

cjohnson@staar.com

Lucas Pers / Alexandra Benedict

Joele Frank, Wilkinson Brimmer Katcher

+1 212-895-8692 / +1 212-895-8644